Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Half 2016 Results

ORLANDO, Fla., August 4, 2016— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the first half and second quarter of 2016.

Overview

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per share amounts)
Total revenues	$371.1	$391.6	$591.4	$606.2
Net income (loss)	$17.8	$5.8	$(66.3)	$(37.8)
Net income (loss) per share, diluted	$0.21	$0.07	$(0.78)	$(0.44)
Adjusted Net Income (Loss)[1]	$18.0	$18.7	$(31.5)	$(24.8)
Adjusted Net Income (Loss) per share, diluted[1]	$0.21	$0.22	$(0.37)	$(0.29)
Adjusted EBITDA[1]	$83.8	$100.2	$77.8	$96.3
Attendance	5.984	6.478	9.281	9.692
•	The company has updated its Adjusted EBITDA[1] guidance for 2016 to be in the range of $310 million to $340 million, see “Guidance” section which follows for a further discussion.
•

Second quarter attendance was down 494,000 guests due to a decline in attendance at the company’s Florida park locations along with a shift in the timing of holidays in 2016, which impacted nearly all of its park locations. Outside of the calendar shifts,    Florida attendance decreased primarily due to a decline in Latin American attendance, softness in the Orlando market, and the adverse impact of Tropical Storm Colin.

•

Results for the first half of 2016 provide a more meaningful comparison to the prior year period due to the calendar shift in the second quarter. First half attendance was down by approximately 411,000 guests, primarily from a decrease in Florida. Excluding Florida, total attendance at all other park locations increased by 67,000 in the first half of 2016.

•	Revenue trends in California and Texas for the first half of 2016 continue to show improvement over the prior year.
•

Selling, general and administrative (“SG&A”) expenses increased by $15.0 million in the first half of 2016, which included an increase in non-cash equity compensation expense. Excluding this non-cash expense, SG&A expenses decreased by $4.3 million.

•	July monthly total attendance was up 4% year-over-year on a comparable basis. This includes an increase in Florida attendance, where two new attractions, Mako and Cobra’s Curse, opened in mid-June.

“While implementation of our plan through the first half of 2016 is delivering early indications of progress outside of Florida, second quarter overall was below expectations we shared in May, primarily due to an accelerated decline in Latin American guests at our Florida park locations, an overall downturn in the Orlando market in the latter half of June, and the impact of Tropical Storm Colin. Latin American attendance is down approximately 40%, or 235,000 guests year-to-date,” said Joel Manby, President and Chief Executive Officer of the company.

“Although we are disappointed with the factors affecting our 2016 outlook, particularly in Florida, we are encouraged by some positive indicators at our other park locations.  For the first half of 2016, revenue in Texas is up approximately 2% compared to a decline of 17% in the same period last year. California continued to improve, and revenue was down 2% for the first half compared to a decline of 8% in the same period last year,” Manby continued.

“In addition to the improving trends in California and Texas, SG&A expenses excluding non-cash equity compensation were down, and our reputation campaign is resonating, based on recent positive survey results. Early indications for the third quarter have also been encouraging as our new rides are receiving positive reviews and have contributed to year-over-year attendance gains in Florida for July.

“Our focus remains on implementing and delivering on our strategic plan of creating experiences that matter, providing distinct guest experiences that are fun and meaningful; driving organic and strategic revenue growth, addressing our challenges and operating with financial discipline. Though effecting the turnaround will take time, we are making progress and continue to take the actions necessary to return to sustainable growth,” Manby added.

[1] This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and the reconciliation to their respective most comparable financial measures calculated in accordance with GAAP. Also, see “Guidance” section for the company’s reasoning for not reconciling the forward-looking Adjusted EBITDA guidance range included in this earnings release.

First Half 2016 Results

During the first half of 2016, the company generated revenue of $591.4 million, a decrease of $14.8 million, or 2%, compared to the same period in 2015.  The company generated a net loss for the first half of 2016 of $66.3 million, or a loss of $0.78 per diluted share, and an Adjusted Net Loss of $31.5 million, or a loss of $0.37 per diluted share.  For the first half of 2015, the company generated a net loss of $37.8 million, or a loss of $0.44 per diluted share, and an Adjusted Net Loss of $24.8 million or a loss of $0.29 per diluted share.

Adjusted EBITDA in the first half of 2016 was $77.8 million, a decrease of $18.5 million, or 19%, compared to Adjusted EBITDA of $96.3 million in the same period of 2015.  Net cash flow provided by operating activities was $111.7 million in the first half of 2016 compared to $142.1 million in the first half of 2015.

The decrease in revenue was driven by a 4.2% decline in attendance and was partially offset by a 1.9% increase in total revenue per capita (total revenue divided by attendance). Attendance in the first half of 2016 declined by approximately 411,000 guests, or 4.2%, primarily due to weakness at the company’s Florida park locations. Excluding Florida, total attendance at all other park locations increased by 67,000 guests.  The company believes that the weakness in Florida is attributable primarily to the following factors: (i) a decline in international attendance, particularly from the Latin America market which was down by approximately 235,000 guests; (ii) an overall softness in demand in the Orlando market as evidenced by a decline in local and passholder attendance at the company’s Orlando parks in the first half of 2016, and reduced hotel occupancy at Orlando-area hotels in the latter half of June; and (iii) adverse weather impacts due to the effects of Tropical Storm Colin in June. The company believes the decline in passholder attendance at its SeaWorld Orlando park resulted from a decrease in season pass sales due to less discounting on season pass products for 2016, as compared to the first half of 2015. To address some of these issues, the company has introduced strategic season pass promotions along with other ticket offers and have kicked off a new summer event at SeaWorld Orlando to help drive demand for this park for the third quarter. In addition, two highly anticipated new attractions, Mako and Cobra’s Curse, opened in mid-June.

Total revenue per capita improved to $63.72 in the first half of 2016 from $62.55 in the first half of 2015. Admission per capita (admissions revenue divided by attendance) increased by 0.4% to $38.89 from $38.72 in the prior year period. In-park per capita spending (food, merchandise and other revenue divided by attendance) increased to $24.83 in the first half of 2016, from $23.83 in the same period of 2015, primarily due to increased sales of the company’s in-park products, such as all day dining packages and front of the line “Quick Queue” access.

Second Quarter 2016 Results

Second quarter results were negatively impacted by the earlier timing of Easter and the later timing of Memorial Day in 2016, as compared to the timing of such holidays in 2015.  During the second quarter of 2016, the company generated revenue of $371.1 million, a decrease of $20.5 million, or 5%, compared to the second quarter of 2015. The company reported net income of $17.8 million, or $0.21 per diluted share, and Adjusted Net Income of $18.0 million, or $0.21 per diluted share in the second quarter of 2016.  In the second quarter of 2015, the company generated net income of $5.8 million, or $0.07 per diluted share, and Adjusted Net Income of $18.7 million, or $0.22 per diluted share.

Adjusted EBITDA, was $83.8 million, a decrease of $16.4 million, or 16%, compared to Adjusted EBITDA of $100.2 million in the second quarter of 2015.  Net cash provided by operating activities was $79.5 million in the second quarter of 2016 compared to $104.4 million in the prior year second quarter.

Attendance in the second quarter decreased by approximately 494,000 guests, or 7.6%, primarily due to a decline at the company’s Florida park locations, along with the negative impact of an earlier Easter and a later Memorial Day in 2016 on the company’s seasonal parks. The company believes that the weakness in Florida is attributable primarily to factors discussed in the previous section. Attendance from the Latin America market was down by approximately 127,000 guests for the second quarter. Excluding Florida, total attendance at all other park locations decreased by 202,000 guests due almost entirely to a decline at the company’s Virginia park locations, which are seasonal parks, resulting from the holiday calendar shift.

Total revenue per capita improved to $62.02 in the second quarter of 2016 compared to $60.45 in the prior year second quarter. Admission per capita increased by 1.7% to $37.43 in the second quarter of 2016 from $36.81 in the prior year second quarter. In-park per capita spending increased by 4.0% to $24.59 in the second quarter of 2016, from $23.64 in the prior year second quarter, primarily due to increased sales of the company’s in-park products, such as all day dining packages and front of the line “Quick Queue” access.

Dividends

On June 8, 2016 the company’s Board of Directors declared a cash dividend of $0.21 per share to all common stockholders of record at the close of business on June 20, 2016, which was paid on July 1, 2016.

Guidance

The following updated guidance is based on the company’s performance in the first half of 2016, recent developments and current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the company undertakes no obligation to update its guidance. The company now expects Adjusted EBITDA for 2016 to be in the range of $310 million to $340 million.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the three and six months ended June 30, 2016. However, the company has not reconciled the forward-looking Adjusted EBITDA guidance range included in this press release to the most directly comparable forward-looking GAAP measure because this cannot be done without unreasonable effort due to the high variability, complexity, low visibility and seasonal nature of the company’s business with respect to estimating forward-looking amounts for impairments and disposition of assets, income taxes and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

Conference Call

The company will hold a conference call today, Thursday, August 4 at 9 a.m. Eastern Time to discuss its second quarter 2016 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time August 4, 2016 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 4, 2016 through 11:59 p.m. Eastern Time on August 18, 2016 by dialing 855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 46541727.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, and Free Cash Flow. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss as determined under GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the company’s financial performance or liquidity. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 28,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks; changes in federal and state regulations governing the treatment of animals and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Senior Director of Corporate Communications

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Net revenues:
Admissions	$223,979	$238,451	$(14,472)	(6%)	$360,905	$375,291	$(14,386)	(4%)
Food, merchandise and other	147,157	153,165	(6,008)	(4%)	230,472	230,917	(445)	(0%)
Total revenues	371,136	391,616	(20,480)	(5%)	591,377	606,208	(14,831)	(2%)
Costs and expenses:
Cost of food, merchandise and other revenues	28,913	31,112	(2,199)	(7%)	45,914	47,015	(1,101)	(2%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $526 and $259 for the three months ended June 30, 2016 and 2015, respectively and $9,866 and $328 for the six months ended June 30, 2016 and 2015, respectively) (a)	191,433	191,202	231	0%	371,726	345,013	26,713	8%
Selling, general and administrative (includes equity compensation of $1,935 and $1,139 for the three months ended June 30, 2016 and 2015, respectively and $22,185 and $2,923 in the six months ended June 30, 2016 and 2015, respectively)(b)	72,032	73,320	(1,288)	(2%)	139,386	124,398	14,988	12%
Restructuring and other related costs (c)	—	122	(122)	(100%)	112	267	(155)	(58%)
Depreciation and amortization	40,708	50,110	(9,402)	(19%)	115,756	93,964	21,792	23%
Total costs and expenses	333,086	345,866	(12,780)	(4%)	672,894	610,657	62,237	10%
Operating income (loss)	38,050	45,750	(7,700)	(17%)	(81,517)	(4,449)	(77,068)	NM
Other expense (income), net	118	209	(91)	(44%)	(24)	470	(494)	(105%)
Interest expense	14,579	15,732	(1,153)	(7%)	29,160	35,910	(6,750)	(19%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	20,348	(20,348)	(100%)	—	20,348	(20,348)	(100%)
Income (loss) before income taxes	23,353	9,461	13,892	147%	(110,653)	(61,177)	(49,476)	(81%)
Provision for (benefit from) income taxes	5,585	3,652	1,933	53%	(44,372)	(23,388)	(20,984)	(90%)
Net income (loss)	$17,768	$5,809	$11,959	206%	$(66,281)	$(37,789)	$(28,492)	(75%)
Earnings (Loss) per share:
Net earnings (loss) per share, basic	$0.21	$0.07			$(0.78)	$(0.44)
Net earnings (loss) per share, diluted	$0.21	$0.07			$(0.78)	$(0.44)

Weighted average common shares outstanding:
Basic	85,226	86,186			84,533	86,142
Diluted (e)	85,358	86,291			84,533	86,142

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Net income (loss)	$17,768	$5,809	$11,959	206%	$(66,281)	$(37,789)	$(28,492)	(75%)
Provision for (benefit from) income taxes	5,585	3,652	1,933	53%	(44,372)	(23,388)	(20,984)	(90%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	20,348	(20,348)	(100%)	—	20,348	(20,348)	(100%)
Interest expense	14,579	15,732	(1,153)	(7%)	29,160	35,910	(6,750)	(19%)
Depreciation and amortization	40,708	50,110	(9,402)	(19%)	115,756	93,964	21,792	23%
Equity-based compensation expense (f)	2,461	1,398	1,063	76%	32,051	3,251	28,800	886%
Other non-cash expenses (g)	140	3,120	(2,980)	(96%)	6,644	4,030	2,614	65%
Other business optimization costs(h)	961	—	961	ND	1,836	—	1,836	ND
Other adjusting items (i)	1,419	—	1,419	ND	2,822	—	2,822	ND
Other items (j)	170	—	170	ND	233	—	233	ND
Adjusted EBITDA (k)	$83,791	$100,169	$(16,378)	(16%)	$77,849	$96,326	$(18,477)	(19%)

Net cash provided by operating activities	$79,506	$104,400	$(24,894)	(24%)	$111,737	$142,082	$(30,345)	(21%)
Capital expenditures	55,378	42,861	12,517	29%	103,224	83,534	19,690	24%
Free Cash Flow (l)	$24,128	$61,539	$(37,411)	(61%)	$8,513	$58,548	$(50,035)	(85%)

Net income (loss)	$17,768	$5,809	$11,959		$(66,281)	$(37,789)	$(28,492)
Restructuring and other related costs	—	122	(122)		112	267	(155)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	20,348	(20,348)		—	20,348	(20,348)
Other items (m)	281	—	281		67,971	—	67,971
Income taxes of certain non-GAAP adjustments	(72)	(7,616)	7,544		(33,320)	(7,662)	(25,658)
Adjusted Net Income (Loss) (n)	$17,977	$18,663	$(686)		$(31,518)	$(24,836)	$(6,682)

Net income (loss) per share, diluted	$0.21	$0.07	$0.14		$(0.78)	$(0.44)	$(0.34)
Restructuring and other related costs	—	0.00	0.00		0.00	0.00	(0.00)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	0.24	(0.24)		—	0.24	(0.24)
Other items (m)	0.00	—	0.00		0.80	—	0.80
Income taxes of certain non-GAAP adjustments	0.00	(0.09)	0.09		(0.39)	(0.09)	(0.30)
Adjusted Net Income (Loss) per share, diluted	$0.21	$0.22	$(0.01)		$(0.37)	$(0.29)	$(0.08)
Weighted average common shares outstanding, diluted	85,358	86,291			84,533	86,142

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2016	As of December 31, 2015
Cash and cash equivalents	$29,234	$18,971
Total assets (o)	$2,419,374	$2,388,662
Long-term debt, including current maturities:
Term B-2 Loans	$1,331,363	$1,338,387
Term B-3 Loans	246,500	247,900
Revolving Credit Facility	65,000	15,000
Total long-term debt, including current maturities	$1,642,863	$1,601,287
Total stockholders' equity	$397,728	$504,120

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2016	2015	#	%	2016	2015	#	%
Attendance	5,984	6,478	(494)	(7.6%)	9,281	9,692	(411)	(4.2%)
Total revenue per capita (p)	$62.02	$60.45	$1.57	2.6%	$63.72	$62.55	$1.17	1.9%

NM-Not Meaningful

ND-Not Determinable

(a) Includes non-cash equity compensation expense, which for the six months ended June 30, 2016, includes approximately $9.0 million in equity compensation expense recorded in operating expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the six months ended June 30, 2016, includes approximately $18.5 million in equity compensation expense recorded in selling, general and administrative expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects restructuring and other related costs for the six months ended June 30, 2016 primarily related to severance and other employment expenses for positions eliminated in the first quarter of 2016.  For the three and six months ended June 30, 2015, reflects salaries and severance for individuals with continuing service obligations which were impacted by the restructuring program announced in December 2014.

(d) Reflects a $14.3 million premium paid for the early redemption in April 2015 of $260.0 million of the company’s then-existing Senior Notes, along with a write-off of $6.0 million in related discounts and debt issuance costs in the three and six months ended June 30, 2015.

(e) During the three months ended June 30, 2016 and 2015, there were approximately 3,942,000 and 1,933,000, respectively, anti-dilutive shares of common stock excluded from the calculation of diluted earnings per share.  During the six months ended June 30, 2016 and 2015, the company excluded potentially dilutive shares of approximately 4,841,000 and 1,583,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the company's net loss in those periods.

(f) Reflects non-cash equity compensation expenses associated with the grants of equity compensation and includes $27.5 million in the six months ended June 30, 2016 associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(g) Reflects non-cash expenses related to miscellaneous asset write-offs, including $6.4 million in the six months ended June 30, 2016 associated with the Blue World Project, and non-cash losses on derivatives.

(h) Reflects business optimization and other strategic initiative costs primarily composed of $1.0 million and $1.5 million of third party consulting costs incurred in the three and six months ended June 30, 2016, respectively, and $0.4 million of restructuring and related costs associated with severance and other employment expenses for certain positions eliminated in the first quarter of 2016 as a result of cost saving initiatives incurred in the six months ended June 30, 2016.  The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other business optimization costs incurred due to limitations as described in footnote (k) below.

(i) Reflects primarily $1.3 million and $2.7 million of product and intellectual property development costs incurred for the three and six months ended June 30, 2016, respectively, and approximately $0.1 million of state franchise taxes paid in the three and six months ended June 30, 2016.  State franchise taxes were not included in the prior year quarter and were not material.  The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other adjusting items incurred due to limitations as described in footnote (k) below.

(j) Reflects the impact of certain items during the three and six months ended June 30, 2016 which the company is permitted to exclude, net of tax, under the credit agreement governing the company’s Senior Secured Credit Facilities due to the unusual nature of the items. The related taxes were $0.1 million in the three and six months ended June 30, 2016.

(k) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s Senior Secured Credit Facilities. Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures to estimate the value of a company, to make informed investment decisions and to evaluate a company’s ability to meet its debt service requirement. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

For covenant calculation purposes under the company’s credit agreement, the amount which the company is able to add back to Adjusted EBITDA for other business optimization costs and certain other adjusting items, including restructuring costs and product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year).  Due to these limitations, the Adjusted EBITDA calculations presented in the table above do not reflect $0.1 million and $0.3 million related to restructuring and other related costs in the three and six months ended June 30, 2015, respectively, as well as $0.6 million and $1.2 million of product and intellectual property development costs incurred in the three and six months ended June 30, 2015, respectively.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies. Prior to the second quarter of 2016, the company’s definition of Free Cash Flow differed from the above.  The company changed the definition of Free Cash Flow to provide a more meaningful metric to investors.  Prior year amounts have been calculated using the above definition in all periods presented.

(m) Reflects the impact of certain items during the six months ended June 30, 2016 which the company does not consider indicative of ongoing operating performance, as previously disclosed in the first quarter of 2016, and primarily includes (i) $33.7 million in accelerated depreciation related to the disposal of deep-water lifting floors from the orca habitats of each of the three SeaWorld-branded parks; (ii) $27.5 million of equity compensation expense related to certain performance-vesting restricted shares which became probable of vesting in the first quarter of 2016; and (iii) $6.4 million in asset write-offs associated with the company’s Blue World Project.

(n) Adjusted Net Income (Loss) is defined as net income (loss) before the after-tax impact of the restructuring and other related costs, loss on extinguishment of debt and write-off of discounts and debt issuance costs as well as other items the company considers unusual, if any, during the periods presented. Adjusted Net Income (Loss) per Diluted Share is calculated by dividing Adjusted Net Income (Loss) for the period by the diluted shares outstanding. Management presents Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.  Income taxes related to these non-GAAP adjustments are presented separately in the table above and reflect the current and deferred income tax impact for the periods presented.

(o) Certain prior year amounts have been reclassified to conform to the 2016 presentation, in particular, $2.5 million of noncurrent deferred tax liabilities, net, previously included in total assets has been reclassified to total liabilities. The reclassification is as a result of the adoption of Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes during the first quarter of 2016.

(p) Calculated as total revenues divided by attendance.